Filed pursuant to Rule 433
Registration Statement No. 333-263376
Dated June 23, 2023

UBS AG Capped Buffer GEARS

Linked to the S&P 500® Index due on or about July 3, 2025

This document provides a summary of the terms of the Capped Buffer GEARS (the “Securities”). Investors should carefully review the accompanying preliminary pricing supplement for the Securities, the accompanying product supplement, the index supplement and the accompanying prospectus, as well as the “Selected Risk Considerations” section below, before making an investment decision.

The Securities do not guarantee any return of principal at maturity. The Securities do not pay interest and investors’ potential return on the Securities is limited to the maximum gain. The contingent repayment of principal applies only if you hold the Securities to maturity. The Securities are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Securities are subject to the credit risk of UBS. As used in this document, “we,” “us,” or “our” refers to UBS.

Summary of Preliminary Terms
Issuer:	UBS AG London Branch (“UBS”)
Principal Amount:	$1,000 per Security
Term:

Approximately 2 years. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

Underlying Asset:	The S&P 500® Index
Trade Date:	Expected to be June 28, 2023
Settlement Date:	Expected to be July 3, 2023
Final Valuation Date:	Expected to be June 30, 2025*
Maturity Date:	Expected to be July 3, 2025*
Maximum Gain:	22.75%
Maximum Payment at Maturity per Security:	$1,227.50
Upside Gearing:	2.00
Buffer:	20.00%
Initial Level**:	The closing level of the underlying asset on the trade date.
Downside Threshold**:	80.00% of the initial level. The actual downside threshold will be determined on the trade date.
Final Level**:	The closing level of the underlying asset on the final valuation date.
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Underwriting Compensation***:	$2.50 (0.25%) per Security.
CUSIP / ISIN:	90279GSJ9 / US90279GSJ93
Estimated Initial Value:	Expected to be between $956.30 and $986.30 per Security. See “Key Risks” in the preliminary pricing supplement.
Pricing Supplement:	https://www.sec.gov/Archives/edgar/data/1114446/000183988223016089/ubs2000806500_424b2-08611.htm

* Subject to postponement for market disruption events and non-trading days, as applicable, as described in the accompanying preliminary pricing supplement.

** As determined by the calculation agent and as may be adjusted as further described the accompanying preliminary pricing supplement.

*** See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” in the accompanying preliminary pricing supplement.

If the underlying return is positive, UBS will pay you a cash payment per Security equal to:

$1,000 × (1 + the lesser of (a) Underlying Return × Upside Gearing and (b) Maximum Gain)

In this scenario, your potential return on the Securities is limited to the maximum gain and your payment at maturity will in no event exceed the maximum payment at maturity per Security.

If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Security equal to:

$1,000

If the underlying return is negative and the final level is less than the downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, equal to:

$1,000 × [1 + (Underlying Return + Buffer)]

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final level is less than the initial level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

UBS SECURITIES LLC

You will find a link to the accompanying preliminary pricing supplement for the Securities above and links to the accompanying product supplement, accompanying index supplement and accompanying prospectus for the Securities under “Additional Information about UBS and the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the Securities.

UBS has filed a registration statement (including a prospectus as supplemented by an index supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement, the accompanying product supplement and the index supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-653-0401. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

Selected Risk Considerations

The risks set forth below are discussed in more detail in the “Key Risks” section in the preliminary pricing supplement. Please review those risks, along with the additional risks discussed in the accompanying product supplement and accompanying prospectus, before making an investment decision.

Risks Relating to Return Characteristics

●Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. If the underlying return is negative and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final level is less than the initial level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.

●The upside gearing applies only at maturity

●Your potential return on the Securities is limited to the maximum gain

●No interest payments

●Greater expected volatility generally indicates an increased risk of loss at maturity

●Owning the Securities is not the same as owning the underlying constituents

Risks Relating to Characteristics of the Underlying Asset

●Market risk

●There can be no assurance that the investment view implicit in the Securities will be successful

●Changes affecting the underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Securities

●UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests

●The S&P 500® Index reflects price return, not total return

Estimated Value Considerations

●The issue price you pay for the Securities will exceed their estimated initial value

●The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value

●Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date

Risks Relating to Liquidity and Secondary Market Price Considerations

●There may be little or no secondary market for the Securities

●The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time,

greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements

●Economic and market factors affecting the terms and market price of Securities prior to maturity

●Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices

Risks Relating to Hedging Activities and Conflicts of Interest

●Potential UBS impact on price

●Potential conflicts of interest

●Potentially inconsistent research, opinions or recommendations by UBS

Risks Relating to General Credit Characteristics

●Credit risk of UBS

●The Securities are not bank deposits

●If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder

Risks Relating to U.S. Federal Income Taxation

●Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Securities?” in the accompanying preliminary pricing supplement and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

UBS SECURITIES LLC